Exhibit 99.1

Kodiak Oil & Gas Corp. Provides Operations Update

Wednesday September 17, 8:00 am ET

DENVER, Sept. 17/PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (Amex: KOG - News), an oil and gas exploration and production company with assets in the Green River Basin of southwest Wyoming and Colorado and the Williston Basin of North Dakota and Montana, today provided an interim operations update.

Vermillion Basin—Sweetwater County, Wyoming

Drilling activities commenced in late August in the Vermillion Basin to further evaluate the Baxter shale at an approximate depth of 10,000 feet to 13,000 feet.  Devon Energy operates the wells which are being drilled pursuant to the Vermillion Basin Exploration Agreement entered into with Devon during the first quarter of 2008.

Initial exploration efforts are focused on two specific areas: the Horseshoe Basin Unit (HBU) located on the western edge of Kodiak’s acreage and the Coyote Flats Federal Unit (CFU) located on the northern edge.  The CFU #1-8 well has been drilled to an approximate depth of 12,750 feet in the Baxter Shale and log analysis is underway.  This rig will move to the HBU and drill the HBU #1-4 as a vertical well.

A second rig is drilling ahead on the HBU #13-36 well, which is being contemplated as a horizontal completion.  Upon drilling and logging, the rig is scheduled to move to the CFU and drill the CFU #14-36, which is an offset to Kodiak’s North Trail State #4-36 well.  The CFU #14-36 well is contemplated to be drilled horizontally. Completion work will begin once all of the 2008 drilling is completed, all data is evaluated, and work can be completed in compliance with all lease stipulations.

Kodiak has an approximate 50% working interest in each of these wells.  The well costs are being funded under the Vermillion Basin Exploration Agreement; therefore Kodiak’s 2008 capital expenditures in this area should be minimal, if any.

Williston Basin—Dunn County, North Dakota

Kodiak’s exploration team continues its efforts to assemble an inventory of drilling permits in the prolific Bakken shale oil play.  Kodiak owns an approximate 38,000 net acres under 54,000 gross leasehold acres on the Fort Berthold Indian Reservation (FBIR) in Dunn County, N.D.  The Company has three approved drilling permits and recently completed construction of a drilling pad on one of these permits.

Kodiak recently received a Finding of no Significant Impact (FONSI) approval on two additional drilling permits encompassing four locations.  The associated Environmental Assessments (EA) are currently undergoing the customary 30-day comment period with anticipated approval in October.  Surveying has been completed and the scoping period is underway on six additional drill pads, with EA’s to follow.

Kodiak’s drilling contractor recently informed the Company that the expected delivery of the new-build rig is now late October.  Drilling on Kodiak’s leasehold within the FBIR will commence immediately upon rig delivery.  While part of the delay can be attributed to construction delays, to the timing of delivery was also impacted by the unavailability of an experienced drilling crew for Kodiak’s contracted rig.  The Company has been assured by the contractor that the new-build rig should be completed and experienced crews will be available to meet this latest time guideline as set forth by the drilling contractor.

Revolving Credit Facility

The Company recently executed a $20 million Senior Secured Revolving Credit Facility with The Bank of the West.  The borrowing base, reflecting the maximum amount that may be outstanding under the Senior

Secured Revolving Credit Facility at any time, is currently $5 million.  The borrowing base will be re-determined on May 1, 2009 and thereafter semi-annually each May 1 and November 1.

The Senior Secured Revolving Credit Facility is secured by a first priority mortgage and security interest in, among other things, at least 80% of the PV10% value of Kodiak’s existing producing oil and gas properties and producing oil and gas properties hereafter acquired by Kodiak, its subsidiaries, 100% of the stock or partnership interests of all direct or indirect subsidiaries of the Company, and accounts receivable, inventory, contract rights, and general intangibles of the Company and its subsidiaries.

Kodiak did not borrow any funds at the time of execution of the credit agreement.   For further detail please refer to Kodiak’s filing on Form 8-K filed on September 16, 2008 with the Securities and Exchange Commission.  The Senior Secured Revolving Credit Facility is available to provide funds to partially finance planned acquisitions, provide for the working capital and general corporate purpose needs and to issue standby letters of credit.  The Senior Secured Revolving Credit Facility matures in September 2010.

Management Comments

Kodiak President and CEO Lynn Peterson said: “Our 2008 Wyoming and North Dakota drilling programs have been pushed back into the last part of the year due to regulatory issues related to operations on federal leasehold and equipment availability.  We are pleased that Devon has commenced drilling operations in the Vermillion Basin which provides our shareholders with exposure to potential gas reserves without significant capital commitment.  While the rig delay has caused us to push back our drilling plans in the Williston Basin we have taken this time to continue obtaining approved drilling permits which we believe will allow us an orderly development of our properties.  We are encouraged by the drilling results of third parties in our immediate area on the Reservation and we are anxious to commence our drilling program.

“Our sources of capital include the new revolving line of credit, proceeds from our August, 2008 equity financing, and anticipated cash flow from operations.  These combined sources position Kodiak to fund its contemplated one rig Williston Basin drilling program.  Our exploration team has done an excellent job of acquiring tubular goods and production surface facilities to complete our initial drilling program in 2009.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit http://www.kodiakog.com.  The Company’s common shares are listed for trading on the American Stock Exchange “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the timing and amount of the Company’s capital expenditures and statements regarding the sources and availability of capital to fund the Company’s development activities and the Company’s expectations as to the receipt and timing of required regulatory approvals. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.